United States securities and exchange commission logo





                      March 24, 2022

       Mark Smith
       Chief Financial Officer
       Helmerich & Payne, Inc.
       1437 South Boulder Avenue, Suite 1400
       Tulsa, Oklahoma 74119

                                                        Re: Helmerich & Payne,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended September 30, 2021
                                                            Filed November 18,
2021
                                                            File No. 001-04221

       Dear Mr. Smith:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation